Exhibit 10.1

Michael Russak

Executive Transition Plan and Agreement (the “Agreement”)

1.	Michael’s transition date will be 1/6/14

2.	Michael’s new title will be Executive Advisor of Intevac, Inc. (“Intevac”)

3.	Michael will report directly to the Chief Executive Officer of Intevac (“CEO”)

4.	Work hours will be reduced from 40 to 24 hours per week

5.	Standard work days will be Monday thru Wednesday (both parties will be flexible when needed on the days)

6.	Compensation and Benefits

a.	Salary will be 3/5 of current annual base salary (subject to applicable tax withholdings)

b.	Health, Life Insurance remain intact, subject to the terms and conditions of such benefits

c.	Remains Eligible for Intevac’s 401(k) plan and ESPP, subject to the terms and conditions of such plans

d.	Continue vesting of current equity while employed

e.	Eligible for holiday pay in accordance with Intevac policy as it may be modified from time to time

f.	PTO accrual at 3/5 current rate, per Intevac policy as it may be modified from time to time

g.	Bonus will be 3/5 of Current based on Objectives Set by CEO, subject to the terms and conditions of the bonus program

h.	As always, Intevac retains the right to amend or terminate its benefit programs from time to time in its sole discretion

7.	Michael will travel per VP policy

8.	Michael remains on the CEO Executive Staff until and unless otherwise determined by Intevac

Roles and Responsibilities

1.	Advisory to CEO

2.	HDD Industry and Customer Relationship Management

3.	Initial Transition then Mentoring for new Equipment GM

4.	Advisory to Equipment GM

5.	Member of Intevac Technical Council

6.	Member of Business Development Team

7.	Support of HDD Investor relations activity

8.	Other ad hoc as per direction of CEO

Other

1.	This transition plan is requested, and consented to, by Michael Russak, and by signing this Agreement, he agrees and acknowledges that his transition under this Agreement, and any related changes to his compensation, authority, duties and/or responsibilities do not constitute, or trigger any rights to resign for, “Good Reason” under his current Severance Agreement dated January 7, 2013 (the “Severance Agreement”).

2.	Except as modified hereby, the Severance Agreement remains in full force and effect. This Agreement, along with the Severance Agreement (as modified by this Agreement), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

3.	Michael acknowledges and agrees that he is executing this Agreement voluntarily, he has carefully read this Agreement and has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

4.	This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of Michael and Intevac.

Dated January 6, 2014

/s/ Michael Russak
Michael Russak, EVP, HDD Equipment Business

Dated January 6, 2014

/s/ Wendell Blonigan
Wendell Blonigan, President and CEO